Exhibit 10.24

Grantee: ______________

Grant Date: ______________

No. of Performance Shares: ______________

Amount of Restricted Cash: $_____________

ORION ENERGY SYSTEMS, INC.

2016 OMNIBUS INCENTIVE PLAN

TANDEM PERFORMANCE SHARE AND CASH AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of the Grant Date specified above (the “Grant Date”) by and between Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and the Grantee specified above (“Grantee”).

RECITALS

WHEREAS, the Company maintains the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “Plan”), and Grantee has been selected by the Administrator to receive a Tandem Performance Share and Cash Award under the Plan; and

WHEREAS, as a condition to the receipt by Grantee of this Tandem Performance Share and Cash Award, Grantee reaffirms and agrees to be bound by the confidentiality, inventions, non-solicitation and non-competition provisions set forth in prior agreements between the Grantee and the Company, which are incorporated by reference herein, in consideration for receipt of the Tandem Performance Share and Cash Award pursuant hereto, continued employment, and other good and valuable consideration.

AGREEMENT

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.
Tandem Award of Performance Shares and Restricted Cash
1.1
Effective as of the Grant Date, the Company hereby grants to Grantee a tandem and coupled award of (i) the number of performance shares of the Company specified above (“Performance Shares”) and (ii) the amount of restricted cash specificized above (“Restricted Cash”), in each instance, subject to, and in accordance with, the restrictions, terms and conditions set forth in the Plan and this Agreement. Each Performance Share represents the potential right to receive a Share subject to, and in accordance with, the restrictions, terms and conditions set forth in the Plan and this Agreement.
1.2
This Agreement (including any appendices or exhibits) shall be construed in accordance with, and subject to, the provisions of the Plan (which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3
This Tandem Performance Share and Cash Award is conditioned upon Grantee’s acceptance of the terms of this Agreement and any other agreement incorporated herein, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, this Tandem Performance Share and Cash Award may be cancelled by the Administrator.
2.
Vesting; Performance Goals; Settlement
2.1
Subject to the terms of the Plan and this Agreement, if Grantee remains employed by the Company through the date (the “Vesting Date”) on which the Administrator determines the level of achievement of the performance goals set forth in Exhibit A during the applicable performance period indicated therein, the percentage of the Performance Shares and Restricted Cash set forth in Exhibit A shall each vest on the Vesting Date. The Administrator will determine the level of the performance goals achieved in its sole and absolute discretion following the end of the applicable performance period. Except as otherwise expressly provided herein, upon any termination of Grantee’s employment or service with the Company or a Subsidiary prior to the Vesting Date, the Performance Shares and Restricted Cash will be immediately and automatically forfeited without consideration. For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment or service with the Company. To the extent Performance Shares and Restricted Cash do not vest following the end of the applicable performance period based on the Administrator’s determination of the level of the performance goal achieved, such Performance Shares and Restricted Cash shall be immediately and automatically forfeited without consideration on the Vesting Date.
2.2
As soon as reasonably practicable (and in no event later than thirty (30) days) following the vesting of the Performance Shares hereunder, the Company will issue to the Grantee one Share for each Performance Share that has vested. Any Restricted Cash (less any applicable withholding pursuant to Section 5) that vests following the end of the applicable performance period will be payable in cash in accordance with the Company’s standard payroll practices (provided that the vested Restricted Cash shall in no event be paid later than two and one-half (2 ½) months after the end of the year in which the Restricted Cash vests)). The Grantee will have no further rights with regard to a Performance Share or Restricted Cash, and such Performance Share and rights with respect to Restricted Cash will be deemed extinguished, once the Shares and cash related to this Tandem Performance Share and Cash Award have been issued or paid (or such Performance Share and Restricted Cash have been forfeited).
2.3
In the event, prior to vesting, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his or her employment terminated by reason of disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) (“Disability”), the Performance Shares and Restricted Cash shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability.
2.4
In exchange for receipt of consideration in the form of this Tandem Performance Share and Cash Award, continued employment, and other good and valuable consideration, Grantee reaffirms and agrees to be bound by the confidentiality, inventions, non-solicitation and non-competition provisions set forth in prior agreements between the Grantee and the Company.

2.5
Except for death or Disability as provided in Section 2.3, or except as otherwise provided in a severance agreement with Grantee, if Grantee terminates his or her employment or if the Company terminates Grantee’s employment prior to vesting, the Performance Shares and the Restricted Cash shall each cease to be eligible to vest, all of the unvested Performance Shares and Restricted Cash shall be immediately forfeited and cancelled, and Grantee shall only be entitled to the Performance Shares and Restricted Cash that have vested as of his or her date of termination.
2.6
In the event of a Change of Control prior to vesting, the provisions of Section 17(c) of the Plan as in effect on the date hereof shall apply.
2.7
Neither the Performance Shares nor the Restricted Cash may be sold, assigned, transferred, pledged, or otherwise encumbered, and any such attempted sale, assignment, transfer, pledge or other encumbrance shall be null and void. In addition, Grantee shall not sell any Shares acquired under this Agreement except as permitted by the terms of the Plan and at a time when applicable laws, Company policies and any agreement between the Company and its underwriters do not prohibit a sale.
3.
Stock; No Dividends; No Voting; Interest
3.1
The Company reserves the right to place a legend on any stock certificate(s), or an appropriate stop-transfer order in the case of book-entry registration, restricting the transferability of any Shares issued following the vesting of the Performance Shares and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.
3.2
Prior to the vesting of the Performance Shares in accordance with Section 2.1, the Plan and this Agreement, and the issuance of Shares hereunder, the Grantee shall have no rights as a shareholder with respect to the Performance Shares. Prior to the settlement of the Performance Shares, the Grantee shall not be entitled to receive any dividends or similar distributions declared on the Shares subject to the Performance Shares, and Grantee shall not be entitled to vote any Shares subject to the Performance Shares.
3.3
In the event of a stock split, stock dividend or other change in capitalization or another corporate event described in Section 17 of the Plan, the number and type of shares subject to this Agreement shall be adjusted by the Administrator to the extent provided in Section 17 of the Plan.
3.4
During the period the Restricted Cash is not vested, the Company shall not be required to segregate or otherwise set aside the Restricted Cash for the benefit of the Grantee and the Grantee shall not be entitled to receive any interest on such funds. In addition, the Grantee shall not have a security interest or any other interests or other rights as a creditor of the Company with respect to the Restricted Cash.
4.
No Right to Continued Employment or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time or for any reason. The Plan may be terminated at any time, and, even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.
Taxes and Withholding

Grantee shall be responsible for all federal, state, local and foreign taxes payable with respect to this Tandem Performance Share and Cash Award. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by Grantee as a result of the grant, vesting, payment or settlement of, or other event relating to, this Tandem Performance Share and Cash Award or the issuance or disposition of any Shares acquired under this Tandem Performance Share and Cash Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to Grantee in cash (including Restricted Cash), or with the consent of the Administrator, Shares otherwise deliverable or vesting under this Tandem Performance Share and Cash Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require Grantee to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of, the aggregate amount of any such taxes and other amounts.

6.
Restrictive Covenants

Grantee hereby acknowledges and agrees to comply with and bound by all of the restrictive covenants set forth in Exhibit B.

7.
Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

8.
Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing except as otherwise provided in Section 15 of the Plan.

9.
Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

10.
Governing Law

The validity, interpretation, construction, and performance of this Agreement and agreements incorporated by reference herein shall be governed by the laws of the State of Wisconsin without giving effect to the conflicts of laws principles thereof.

11.
Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, legal representatives, guardians and successors.

12.
Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Administrator in its absolute discretion. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

13.
Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

[Remainder of page intentionally left blank, signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Grant Date first above written.

ORION ENERGY SYSTEMS, INC.

___________________________________

By: ________________________ Grantee

Title: _______________________

Exhibit A

Performance Goals

If Grantee remains employed by the Company through the date on which the Administrator determines the level of revenue growth (“Revenue Growth”) achieved for fiscal year 2026 compared to fiscal year 2023, the following percentage of the Performance Shares and Restricted Cash shall vest to the extent the Administrator determines the applicable level of Revenue Growth has been achieved following the end of fiscal year 2026:

Fiscal Year 2026 Revenue Growth Rate Compared to Fiscal Year 2023

Percentage of Total Tandem Performance Shares and Restricted Cash Vesting*

25%

50%

40%

100%

>50%

150%

The number of Performance Shares, and the amount of Restricted Cash, vesting will be interpolated for Revenue Growth between 25% and 40%, or between 40% and 50%. The Administrator will include acquired revenue in its determination of Revenue Growth, and will otherwise determine the Revenue Growth achieved in its sole and absolute discretion following the end of fiscal year 2026.

*Comprised of 60% Performance Shares and 40% of Restricted Cash.

Exhibit B

Restrictive Covenants

A.
Confidential Information. During the employment or service period and thereafter, Grantee will not disclose any Proprietary Information (as defined below) or use any Proprietary Information in any manner adverse to the best interests of Company. All information, data, documents, agreements, files, and other materials that have been or will be furnished directly or indirectly by Company or any of its representatives to Grantee, including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished prior to, on or after the Grant Date, whether oral, written or electronic, and regardless of the manner in which it was or is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by Company or any of its representatives that contain, reference, reflect or are based upon, in whole or in part, any information, documents, agreements, files, and other materials so furnished to Grantee is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) was, is or becomes available to Grantee on a non-confidential basis from a source other than Company or any of its representatives; provided that such other source is not known by Grantee, after reasonable inquiry, to be bound by a confidentiality obligation to Company; (ii) was, is or becomes generally available to or known by the public (other than as a result of a breach by Grantee of this Agreement); (iii) was previously in the possession of Grantee; provided that such information is not known by Grantee, after reasonable inquiry, to be subject to another confidentiality agreement or other obligation of secrecy to Company; or (iv) was independently developed by Grantee without use of the Proprietary Information and without violating any of his obligations under this Agreement or previously as a member of the Board. To the extent that any Proprietary Information may include materials subject to the attorney client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, Grantee agrees that the parties have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of the parties that the sharing of such materials was or is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, the parties agree not to claim or contend that either party hereto has waived any attorney client privilege, work product doctrine or any other similar and applicable privilege by providing information pursuant to this Agreement.
B.
No Solicitation of Employees. Grantee agrees that, without the prior written consent of Company, Grantee will not, during the employment or service period and for a period of one year from the end of the employment or service period, directly or indirectly, solicit the services of or employ, as employee, Grantee or otherwise any member of Company’s management; provided, however, that the foregoing shall not preclude (i) the hiring of any Company management employees who apply for employment on their own initiative without direct or indirect inducement or encouragement by consultant; (ii) the solicitation (or employment as a result of the solicitation) of any Company management employees whose employment has been terminated by Company for at least six months at the time of any such solicitation; or (iii) the solicitation (or employment as a result of the solicitation) of any Company management employees through (a) public advertisements or general solicitations that are not specifically targeted at such person(s); or (b) recruiting or search firms not targeting the Company’s management employees.
C.
Other Agreements. Grantee understands and agrees that this Agreement does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that Grantee has previously entered into with the Company. Grantee further understands and agrees that, in consideration of the benefits provided to Grantee pursuant to this Agreement, Grantee’s prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Grantee also agrees that, during the employment or service period and for a period of two years from the end of the employment or service period, not to, directly or indirectly, (i) initiate, propose, support or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (ii) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (iii) acquire any additional stock of the Company (other than pursuant to option exercises or stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (iv) attempt to influence or interfere or otherwise adversely affect the Board, management or the affairs of Company. During the employment or service period and for a period of two years from the end of the employment or service period, Grantee will vote all Company shares beneficially owned by him in favor of any Board recommendation submitted to a vote of Company’s shareholders.
D.
Return of All Company Documents and Property. Excluding Grantee’s personal files and property, promptly after the termination date of employment or service to the Company, Grantee will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, client information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, and the like) in his possession or under his control pertaining to Company’s business or Proprietary Information. Grantee will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company without authorization from Company.
E.
Mutual Non-Disparagement Agreement. From and after the termination date of employment or service to the Company, neither Grantee nor Company will disparage the other party or any of Grantee’s or Company’s clients, directors, officers, employees, shareholders or business operations.